Exhibit 99.1

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes our taxation and the material U.S. federal income tax consequences associated with an investment in our securities. This discussion supplements and updates the discussions contained in the applicable prospectus under the heading “Material U.S. Federal Income Tax Considerations” and in any applicable prospectus supplement and supersedes such discussions to the extent inconsistent with such discussions. The tax treatment of holders of our securities will vary depending upon the holder’s particular situation, and this discussion addresses only holders that hold securities as a capital asset and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks and other financial institutions;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold securities as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction;

•	non-U.S. individuals and foreign corporations; and

•	holders whose functional currency is not the U.S. dollar.

The statements in this discussion are based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, current and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this discussion to be inaccurate.

As supplemented and updated by this summary, and by the discussion in any applicable prospectus supplement, investors should review the discussion in the applicable prospectus under the heading “Material U.S. Federal Income Tax Considerations” for a more detailed summary of the federal income tax consequences of the purchase, ownership, and disposition of our securities and our election to be subject to federal income tax as a REIT.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR SECURITIES.

Elimination of Withholding on Payment of Gross Proceeds

On December 13, 2018, the Internal Revenue Service and the U.S. Department of Treasury issued proposed regulations, upon which taxpayers may rely, eliminating withholding under the Foreign Account Tax Compliance Act on gross proceeds from the sale or other disposition of our stock or debt securities.